EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2006 Equity Incentive Plan of TorreyPines Therapeutics, Inc. of our reports dated January 30, 2006, with respect to our audit of the consolidated financial statements of TorreyPines Therapeutics, Inc. (formerly Axonyx Inc.), TorreyPines Therapeutics, Inc. (formerly Axonyx Inc.) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TorreyPines Therapeutics, Inc. (formerly Axonyx Inc.) included in the Annual Report on Form 10-K of Axonyx Inc. for the year ended December 31, 2005 and in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-136018) filed with the Securities and Exchange Commission.

EISNER LLP

New York, New York
October 31, 2006